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                                                                   EXHIBIT 10.31



                            [BEYOND.COM LETTERHEAD]


October 26, 1998



John D. Vigouroux
111 E. Floresta Way
Portola Valley, CA 94028

Dear John:

I am very pleased to offer you the position of BEYOND.COM'S Vice President of Business Development. As Vice President of Business Development, you will report directly to Mark Breier, in his capacity as CEO and President of BEYOND.COM.

Your salary will be $175,000 annually, and will generally be reviewed on an annual basis. In addition, during your employment, you will be eligible for all benefits made available to other similarly situated employees of the company from time to time. These benefits may be added to or deleted from the benefits package offered by the company at any time at the discretion of the Board of Directors of the company.

When you commence your employment with the company, the company intends to grant you a stock option to purchase 145,000 shares of the company's common stock. One quarter (1/4) of the option shares (36,250) will become exercisable after you have completed one full year of employment with the company, and, thereafter one forty-eighth (1/48) of the option shares (3,020) will become exercisable following each month you remain employed by the company. The grant of the stock options will be subject to the other terms and provisions of the company's stock option plan and stock option agreement and the satisfaction of all federal and state securities laws.

In addition, you will be guaranteed a bonus of $25,000 in your first full year of employment, which will be payable in four equal installments at the end of each of your first four quarters of continued employment with BEYOND.COM. In addition, you will be eligible to participate in the Executive Bonus Plan Program. This Program will be formulated at a future date and will be subject to approval from the Board of Directors of the company. Should an Executive Bonus Plan Program be approved, you would be eligible to participate in this program and will be guaranteed to receive the minimum already guaranteed to you as part of this program.



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At all times your employment will be "at will". Under California law this means that it is not for a specified period of time and at any time either you or the company can terminate the employment, with or without cause, by giving notice to the other party.

Lastly, if the CEO & President terminates your employment with the company for any reason other than just cause, the company will pay as agreed upon severance an amount equal to your then base salary for the lesser of (a) three months, or
(b) the number of months before you obtain a position with another company. You agree that the payments set forth in this offer letter constitute all payments that you shall be entitled to, and under any theory, in the event of any termination of employment.

This offer is made with the understanding that you will start employment with beyond.com on or before November 16, 1998. John, we look forward to having you join the team and believe you have the ability to make a significant contribution to our success.

Sincerely,


/s/ KASHIF SHAN
------------------------------
Kashif Shan
Employment Manager



Agreed and Accepted:                   Date:  10/27/98

/s/ JOHN D. VIGOURONX
-------------------------------
John D. Vigouronx


Start Date:


10/27/98